Exhibit 99.3
Clinical Data Reported on Vidaza in Hematologic Malignancies and
Advanced Solid Tumors
Studies Investigating Vidaza in Alternate Dosing Schedules in MDS and in Combination
with Valproic Acid for Solid Tumors Presented at the American Society of Clinical
Oncology 43rd Annual Meeting
• In alternate dose trial, transfusion independence achieved for 65% to 80% of patients transfusion dependent at baseline
     CHICAGO, Ill., June 2, 2007 - Pharmion Corporation (NASDAQ: PHRM) reported today the interim results of several Vidaza® (azacitidine for injection) studies in the treatment of hematologic malignancies and advanced solid tumors. These data were presented at the 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Ill. (June 1-5, 2007). Pharmion’s epigenetic anti-cancer products, which include Vidaza, MCGD0103 and oral Azacitidine, are being investigated in the treatment of hematologic malignancies and solid tumors and are the subject of poster and oral presentations at the Meeting.
“As we continue to evaluate alternative dosing and schedules for Vidaza in MDS, and its potential in solid tumors, we are increasingly impressed with the activity this drug has in multiple tumor types,” said Patrick J. Mahaffy, president and CEO of Pharmion. “These studies will help provide us with insight not only into the continuing development of parenteral Vidaza, but, in particular, provide us direction for the development of oral azacitidine.”
Tolerability and hematologic improvement assessed using three alternative dosing schedules of azacitidine (Vidaza) in patients with Myelodysplastic Syndromes (MDS) — R. Lyons; Abstract #7083; June 2, 2007; 8am-12pm; McCormick Place Convention Center, S Hall A2)
Interim results from a Phase II, multi-center, open-label trial comparing three alternate dosing schedules of Azacitidine (AZA) in patients with MDS were presented in a poster session on Saturday, June 2. Patients were randomized to one of three regimens that were repeated every four weeks: AZA 5-2-2 (75 mg/m2/day x 5 days, two days off therapy, two additional days at same dose as the first five days); AZA 5-2-5 (50 mg/m2/day x 5 days, followed by 2 days off therapy and five additional days at the same dose as the first five days); and AZA 5 (75 mg/m2/day x 5 days).
Of 122 patients who had received two or more cycles of therapy at the time of evaluation, 61 percent experienced hematologic improvement (HI), defined as major or minor in at least one cell line. This reflects HI of 53, 70 and 60 percent in the AZA 5-2-2, AZA 5-2-5, and AZA 5 arms, respectively.
Across each of the three alternative dose regimens, 65 percent to 80 percent of patients who were red blood cell (RBC) transfusion dependent at baseline achieved transfusion independence. Comparable beneficial effects on transfusions were demonstrated in all patients and in low-risk patients for both RBCs and platelets.
To determine whether response/improvement can be maintained after six cycles, the study includes a 12 month maintenance period, in which patients are re-randomized to one of two arms: AZA 5 every four weeks or AZA 5 every six weeks. Ten patients have completed 18 treatment cycles.
These data indicate that the three alternative azacitidine dosing schedules have safety and efficacy profiles consistent with the FDA-approved regimen. Alternate dosing schedules may offer patients and clinicians a more convenient schedule by eliminating weekend treatments. Vidaza was the first demethylating agent to be approved by the FDA and the first approved treatment for all five subtypes of MDS.
The combination of azacitidine (Vidaza) and valproic acid is safe and active in advanced solid tumors — A.O. Soriano; Abstract #3547; June 2, 2007; 2-6pm; McCormick Place Convention Center, S102a
Results were reported this afternoon from a Phase I study of Azacitidine, a DNA hypomethylating agent, in combination with valproic acid, an HDAC inhibitor, in patients with advanced solid tumors. The study, which included patients with advanced forms of 10 different solid tumors, evaluated the safety and activity of the two compounds in combination.
Of 55 evaluable patients, 14 patients, or 25 percent, were observed to experience stable disease in a variety of advanced solid tumors. The duration of the patients’ stable disease was four to 12 months, with a median of six months.
These data show that the combination of the two compounds was safe and active in patients with advanced solid tumors The data also indicated that the maximum tolerated dose of azacitidine when used in the combination was 75 mg/m2. Significant global DNA hypomethylation and histone acetylation were demonstrated.
Data Presented Saturday, June 2
Phase I/II study of a novel oral isotype-selective histone deacetylase (HDAC) inhibitor MGCD0103 in combination with Azacitidine in patients (pts) with high-risk Myelodysplastic Syndrome (MDS) or Acute Myelogenous Leukemia (AML) — G. Garcia-Manero, MD, MD Anderson Cancer Center; Abstract #7062; June 2, 2007; 8:00-12:00 pm; McCormick Convention Center, S Hall A2
The combination of 5-azacytidine and valproic acid is safe and active in advanced solid tumors - A.O. Soriano, MD Anderson Cancer Center; Abstract #3547; June 2, 2007; 2:00-6:00pm; McCormick Place Convention Center, S102a

Tolerability and hematologic improvement assessed using three alternative dosing schedules of azacitidine (Vidaza) in patients with MDS — R. Lyons, US Oncology; Abstract #7083; June 2, 2007; 8:00am-12:00pm; McCormick Place Convention Center, S Hall A2
An oral dosage formulation of azacitidine: A pilot pharmacokinetic study — R. Ward, Pharmion; Abstract #7084; June 2, 2007; 8:00am-12:00pm; McCormick Place Convention Center, S Hall A2
Response to azacitidine in patients with myelodysplastic syndrome with marrow fibrosis — R. Juvvadi, Western Penn, Pennsylvania; Abstract #7089; June 2, 2007; 8:00am-12:00pm; McCormick Place Convention Center, S Hall A2
Contact details
Breanna Burkart or Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
Tel: +1 720 564 9144 or +1 720 564 9143
Tara May
On-site media contact
Tel: +1 303 646 7832
About Vidaza
On May 19, 2004, Vidaza became the first drug approved by the FDA for the treatment of patients with Myelodysplastic Syndromes (MDS). The FDA approved Vidaza, the first in a new class of drugs called demethylation agents, for treatment of all five MDS subtypes, which include both low-risk and high-risk patients. These subtypes include: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) if accompanied by neutropenia or thrombocytopenia or requiring transfusions; refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).
Vidaza is believed to exert its antineoplastic effects by causing hypomethylation of DNA and direct cytotoxicity on abnormal hematopoietic cells in the bone marrow. The concentration of azacitidine required for maximum inhibition of DNA methylation in vitro does not cause major suppression of DNA synthesis. Hypomethylation may restore normal function to genes that are critical for differentiation and proliferation. The cytotoxic effects of azacitidine cause the death of rapidly dividing cells, including cancer cells that are no longer responsive to normal growth control mechanisms. Non-proliferating cells are relatively insensitive to Vidaza.

About Epigenetics
Azacitidine is the first of a new class of anti-cancer compounds called epigenetic therapies. DNA methylation and histone deacetylation are two of the more studied epigenetic regulators of gene expression. Epigenetics refers to changes in the regulation of gene expression. Epigenetic changes can silence gene expression and, unlike DNA mutations, may be reversed by targeting the enzymes involved. The silencing of key cell cycle control genes and tumor suppressor genes through these two mechanisms of epigenetic regulation has been demonstrated in vitro and in vivo in hematological malignancies and in solid tumors. These key growth control genes can be re-expressed in cancer cells when DNA hypermethylation is reversed by Vidaza and/or inappropriate histone deacetylation is inhibited by MGCD0103. The epigenetic approach to cancer therapy is that rather than using molecules that kill both normal and tumor cells, the silenced genes are reactivated through targeted epigenetic therapy, re-establishing the cancer cell’s natural mechanisms to control abnormal growth.
Important Safety Information
Vidaza is contraindicated in patients with a known hypersensitivity to azacitidine or mannitol and in patients with advanced malignant hepatic tumors.
In clinical studies, the most commonly occurring adverse reactions by SC route were nausea (70.5%), anemia (69.5%), thrombocytopenia (65.5%), vomiting (54.1%), pyrexia (51.8%), leukopenia (48.2%), diarrhea (36.4%), fatigue (35.9%), injection site erythema (35.0%), constipation (33.6%), neutropenia (32.3%) and ecchymosis (30.5%). Other adverse reactions included dizziness (18.6%), chest pain (16.4%), febrile neutropenia (16.4%), myalgia (15.9%), injection site reaction (13.6%), aggravated fatigue (12.7%) and malaise (10.9%). The most common adverse reactions by IV route also included petechiae (45.8%), rigors (35.4%), weakness (35.4%) and hypokalemia (31.3%).
Because treatment with Vidaza is associated with neutropenia and thrombocytopenia, complete blood counts should be performed as needed to monitor response and toxicity, but at a minimum, prior to each dosing cycle.
Because azacitidine is potentially hepatotoxic in patients with severe pre-existing hepatic impairment, caution is needed in patients with liver disease. In addition, azacitidine and its metabolites are substantially excreted by the kidneys and the risk of toxic reactions to this drug may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, it may be useful to monitor renal function.
Vidaza may cause fetal harm. While receiving treatment with Vidaza, women of childbearing potential should avoid becoming pregnant, and men should avoid fathering a child. In addition, women treated with Vidaza should not nurse.

About Pharmion
Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release and the presentations referred to in this release contain forward-looking statements, including summary statements relating to interim or preliminary results of clinical trials involving Vidaza. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the final results to differ significantly from the results summarized by such statements. Some of the clinical trials described in this release are being conducted by independent investigators and Pharmion does not control and cannot predict the final results of those trials. Top line or preliminary results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of Vidaza may be discovered upon further analysis of clinical trial data and upon review and analysis of data from other clinical trials. Additional risks and uncertainties relating to Pharmion and its business can be found in the “Risk Factors” section of Pharmion’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, its Annual Report on Form 10-K for the year ended December 31, 2006 and in Pharmion’s other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Pharmion also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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